Exhibit 99.1

INSPIRED ANNOUNCES PRIVATE PLACEMENT OF £270 MILLION SENIOR SECURED NOTES AND NEW £17.8 MILLION CREDIT FACILITY

New York, New York, June 9, 2025 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today announced the completion of a private placement by its subsidiary of £270.0 million aggregate principal amount of senior secured notes due 2030 (the “2030 Senior Secured Notes”). In connection with the placement, certain of its subsidiaries also entered into a new £17.8 million revolving credit facility (the “Revolving Credit Facility”), which replaces its existing, and now terminated, revolving credit facility.

The 2030 Senior Secured Notes will bear interest at a floating rate equal to SONIA plus a margin ranging from 550 to 600 basis points, based on the senior secured net leverage ratio of the Company’s subsidiaries that form part of the “Group” for the purposes of the 2030 Senior Secured Notes (the “Group”). The 2030 Senior Secured Notes will mature on June 9, 2030. The new Revolving Credit Facility will mature on December 9, 2029, and will bear interest at a floating rate based on SONIA for sterling-denominated borrowings, plus a margin of 325 to 375 basis points, also based on the Group’s senior secured net leverage ratio.

Inspired intends to use the proceeds from the offering of the 2030 Senior Secured Notes to (i) redeem its existing £235 million senior secured notes due June 1, 2026 and repay the £15 million loans outstanding under its existing £20 million revolving credit facility (and any accrued interest and/or fees thereon, in each case), (ii) to pay fees, commissions and expenses related to the refinancing, and (iii) for general corporate purposes. The 2030 Senior Secured Notes were purchased by Barclays Bank plc, HG Vora Special Opportunities Master Fund, Ltd., BSE Investments, Ltd. and HG Vora Opportunistic Capital Master Fund III A LP and the Revolving Credit Facility was provided by Barclays Bank plc. Stifel served as financial advisor and exclusive debt financing agent to the Company and Davis Polk acted as legal advisor to the Company.

The securities referenced herein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

+1 (646) 277-1285

For Press and Sales

inspiredsales@inseinc.com